Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza to Raise $19.7 Million in Private Placement
Mountain View, California — September 30, 2009 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has entered into a definitive agreement with various institutional investors to raise $19.7 million in a private placement of its common stock. Under the terms of the financing, Alexza is expected to sell approximately 8.1 million shares of common stock and warrants to purchase approximately 7.3 million shares of common stock at a total purchase price of $2.4325 per unit. On September 29, 2009, the closing price for the Company’s common stock was $2.32 per share. The investors in this private placement will receive 7-year warrants, exercisable immediately, to purchase 0.9 shares of Alexza Common Stock for each share of common stock purchased. The warrant exercise price is $2.77 per share. Alexza expects to net approximately $19.1 million in the transaction, after deducting offering expenses. RBC Capital Markets acted as the sole placement agent for this offering.
The closing of the offering is subject to certain customary conditions and is expected to occur on or about October 5, 2009. Proceeds from the financing will be used primarily for working capital and general corporate purposes.
The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Alexza has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of Alexza Common Stock issued in this private placement and the shares of Alexza Common Stock issuable upon exercise of the warrants issued in this private placement.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.

AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. Alexza’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2008, and Alexza’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Alexza undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com